FOR IMMEDIATE RELEASE

Contact:

Jackie Lapin/WPT: 818-707-1473
jackielapin@cs.com

Jan Sheehan/WPT: 310-475-8231
lasheehan@earthlink.net

WEDNESDAY NIGHT POKER GETS EVEN SMARTER AS THE WORLD POKER TOUR™

DEBUTS GROUNDBREAKING “WPT POKER CORNER” ON TRAVEL CHANNEL

Superstar Panel Breaks Down Championship Play, In First-Ever Televised “Poker Analysis Show”

Viewers will learn what they didn’t see— the “Tells,” the “Blunders”, and the “Bluffs”

West Hollywood, CA ( Oct. 7, 2004) – The WORLD POKER TOUR™ (WPT) and Travel Channel will once again break new ground, this time by launching the first televised “poker analysis show”. The entertainment companies that transformed poker into a riveting spectator sport and spawned a wave of imitators will debut the inaugural episode of WPT Poker Corner on Wednesday, October 13th. WPT Poker Corner will air immediately following the broadcast of the Season Two WPT Championship. The evening’s lineup on Travel Channel will start at an earlier time than usual—8 p.m. ET / 5 p.m. PT—to accommodate WPT Poker Corner’s debut at 10 p.m. ET / 7 p.m. PT.

Filled with tips from the pros and heated debate, WPT Poker Corner breaks down the WPT Championship hand-by-hand, in an unrehearsed and dynamic hour of analysis. WPT Commentator Mike Sexton is joined by world famous poker pros Daniel Negreanu, Annie Duke and Phil Hellmuth, who dissect the Final Table play where the stakes— $8.3 million dollars—were the highest in history to that point. Peek through the poker keyhole and get the insiders’ view on tells, reads, and strategies for improving your own game.

“The addition of WPT Poker Corner to the WORLD POKER TOUR’s Wednesday nights on Travel Channel makes for a full night of poker entertainment, perfect for both die-hards and newcomers alike ,” said Steve Lipscomb, President of WPT Enterprises and creator of the show. Show host Mike Sexton added, “Players who are serious students of the game will enhance their own play with what they learn on WPT Poker Corner. Furthermore, watching WPT Poker Corner will offer viewers a completely different perspective into the WPT Championship.”

The evening begins with the 8 – 10 p.m. ET / 5 – 7 p.m. PT airing of the Season Two WPT Championship. WPT Poker Corner premieres immediately after from 10 – 11 p.m. ET / 7 – 8 p.m. PT. The cycle then repeats for six hours of non-stop poker entertainment, with a second airing of the Season Two WPT Championship from 11 p.m. – 1 a.m. ET / 8 -10 p.m. PT followed by a second airing of WPT Poker Corner from 1 – 2 a.m. ET / 10 – 11 p.m. PT.

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The WORLD POKER TOUR, which was the first show on U.S. television to reveal the players’ hole cards, will broadcast 16 new tournaments filmed at leading casinos and exotic locales from Las Vegas to Paris, beginning with the launch of its third season in March 2005.

About WPT Enterprises, Inc.
WPT Enterprises, Inc. (NASDAQ: WPTE) is a media and entertainment company engaged in the creation of branded entertainment through the development, production and marketing of televised programming based on poker and other gaming themes. To date, operations have principally revolved around the creation of the World Poker Tour brand through the production and licensing of a television series exhibited on the Travel Channel that is based on a circuit of previously established high-stakes poker tournaments that we have affiliated under the “World Poker Tour” brand. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (NASDAQ: LACO). Photos and media information can be found online at: www.worldpokertour.com.

(WPTEG)

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPT’s brand licensing, the development of new television and film projects, the development of WPT corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPT. These risks and uncertainties include, but are not limited to, WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review WPT’s filings with the Securities and Exchange Commission.

Editors Note: 300 dpi downloadable images available at www.media.worldpokertour.com.